EXHIBIT 10.63

Friday, March 17th

Joseph Bratica

[XXX]

[XXX]

Dear Joe:

On behalf of Sarepta Therapeutics, Inc. ("Sarepta" or the "Company"), it is a great pleasure to extend you this offer of employment as Controller in Cambridge , MA effective on a date agreed upon following your acceptance of this offer ("Hire Date"), reporting to Sandy Mahatme, Executive Vice President, Chief Financial Officer & Chief Business Officer.

Base Salary.

In this position, you will earn an annual base salary of $260,000, subject to applicable taxes and withholdings, which will be paid on a bi-weekly basis.

Future Salary Increases.

If you join Sarepta between January 1 and September 30, you will be eligible for a pro-rated merit increase for the next calendar year's Annual Compensation Review process. The Annual Compensation Review process generally takes place in the first quarter of the calendar year. Salary merit increases, if any, will be awarded at the Company's discretion  on the basis of  your performance,  and will  be pro-rated.

Sign-On Bonus.

If you accept this offer of employment, and commence employment with Sarepta, you will receive a sign-on bonus of $10,000 (the "Sign-on Bonus"), less any applicable withholdings. Your sign-on bonus will be paid on the first regularly-scheduled Company payroll date following your Hire Date. If you voluntarily resign from the Company on or prior to the one-year anniversary of your Hire Date, you acknowledge and agree that you will be obligated to repay to the Company 100% of your Sign-on Bonus by no later than sixty (60) days from the date of  your  departure.

Annual Bonus Program.

During your employment, you will also be eligible to participate in Sarepta 's annual bonus program. The target bonus opportunity for your position is 27.5% of your annual base salary, with the actual amount of such bonu s, if any, being determined by the Company in its sole discretion, based on your performance and that of the Company against goals established by the Board. You must commence your employment by September 30 in order to be eligible for a bonus for the calendar year during which you were hired. If you join the Company between January 1 and September 30, you will be eligible for a pro-rated bonus for that calendar year. You must be employed through the date bonuses are disbursed to employees generally in order to be eligible for the bonus. Additional details regarding Sarepta ' s bonus program will be provided to you upon commencing employment.

New Hire Option Grant,

The Company, as an inducement for acceptance of the terms of the offer letter, plans to grant to you, subject to Compensation Committee approval, the option to purchase 13,500 shares of Company common stock pursuant to the  inducement  exemption contained in  Nasdaq' s Rule 563S(c)(4).

Under our current policy, the grant date of such option will be fixed as either (i) the last trading day of the month during which a meeting of the New Employee Option Committee or Compensation Committee is held to approve such option or (ii) the effective date of an action by unanimous written consent of the Compensation Committee approving such option. The exercise price of such option will equal the closing sales price of the Company' s Common Stock as reported by The NASDAQ Global Market on the grant date. Twenty-five percent of the share s underlying the option will vest and become exercisable on the first anniversary of your hire date, and 1/48th of the shares underlying the option will vest and become exercisable on each monthly anniversary of your hire date thereafter, such that the shares underlying the option will be fully vested and exercisable on the fourth anniversary of your hire date, subject to your continued employment through each such vesting date.

Annual Equitv Grant program

You may also be eligible to be considered for the Company's annual equity grant program based on your performance. If you join the Company between January 1 and September 30 of the current calendar year, you will be eligible for a prorated annual equity grant in the calendar year that follows, with the actual amount of such equity grant, if any, being determined by the Company in its sole discretion. If you join the Company after September 30 of the current calendar year, your eligibility to participate will be postponed by one more calendar year.

Benefits.

You will be eligible to participate in the benefit plans and programs made available by the Company from time to time for employees generally, subject to plan terms and generally applicable Company policies. These currently include, but are not limited to:

health insurance such as medic al, dental and vision;

company -paid basic life insurance, accidental death & dismemberment, and short- and long-term disability; paid time off such as accrued vacation, sick leave and company-paid holidays;

40l(k) retirement savings plan and employee stock purchase plan;

For additional details, please review the enclosed Employees Benefits You Can Count On document.

Background Check and Reference Check.

Asa part of Sarepta's employment process, we reserve the right to conduct background checks and/or reference checks on all potential employees to the fullest extent permitted under applicable law. This offer of employment, therefore, is contingent upon your successful completion of these checks.

Parking.

As a part of Sarepta's transportation assistance program, the Company will reimburse SO% of your parking or commuting services expenses, up to $140 per month, subject to generally applicable program terms and conditions, including acceptable substantiation of eligible expenses.

Employment At-Will.

This letter and your response are not intended to constitute a contract of employment for a definite term. If you accept our offer of employment, you will be an employee at-will, meaning that either you or the Company may terminate our employment relationship at any time for any reason, with or without cause and with or without advance notice. None of the benefits offered to you by the Company create a right to continue in employment for any particular period of time. The terms and conditions of your employment, including without limitation your job title, hours of work, work location, compensation, the stock option plan, and other employee benefits may change over the course of employment at the Company's sole discretion.

Proprietary Rights Agreement.

As a condition of your employment, you  are  required  to  sign  a  Confidential  Proprietary  Rights  and Non-Disclosure   Agreement (" Agreement " ). The Agreement is enclosed to give you an opportunity to read it carefully prior to your Hire Date.  The Agreement must be signed on or before your Hire Date as a condition of employment.

We would like to emphasize the importance we place on the proper treatment of all proprietary information, including that which you may have come into contact within your prior employment. The Company is extending this offer to you based upon your general skills and abilities, and not your possession of any trade secret, confidential or proprietary information of a former employer. The Com pan y requires that you do not obtain, keep, use for Sarepta's benefit, or disclose this type of Information from any prior employers to Sarepta. By accepting this offer, you will also be affirming to the Company that you are not a party to any agreement with a prior employer that would prohibit your employment with us.

Moreover, you agree that during the term of your employment , you will not engage in any other employment, occupation , consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Eligibility for Employment.

In compliance with the United States' Citizenship and Immigration Services, Sarepta must verify your identity and eligibility for employment in the United States within 3 business days of your Hire Date. For a list of acceptable documents,  please visit  http:// www.uscis.gov/i-9. Please bring the appropriate documents listed on that form with you when you report for work. Sarepta will not be able to employ you if you fail to comply with this requirement.

In addition, since the Company is a Federal contractor, we participate in e-Verify, an Internet-based system that allows businesses to determine the eligibility of their employees to work in the United Stat es. For more information on this service, please visit http:// www.uscis.gov/e-verify.

Acceptance.

If you wish to accept this offer of employment with Sarepta, please sign below and return one signed copy to me. This offer of employment will expire on Tuesday, March 21st 2017.

This offer of employment and the Confidential Proprietary Rights and Non-Disclosure Agreement (described below) constitute the entire agreement, and supersedes all prior agreements, understanding or statements concerning your employment and all related matters, including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This offer of employment letter, including, but not limited to, its at-will employment provision, may not be modified or amended, and no breach is regarded as waived, except by a written agreement signed by the Company' s CEO and President and you.

We are pleased to welcome you to Sarepta. If you have any questions, please do not hesitate to contact me at 617-274-4055.

Sincerely,

/s/ Josh Haggerty

Josh Haggerty

Senior Director, Talent Acquisition & Global Commercial HR Partner

Enclosures

AGREED TO AND ACCEPTED:

I accept the written terms in this offer of employment letter.

Signature: /s/ Joseph BraticaDate: 3/21/17